Exhibit 5
May 15, 2008
Lance, Inc.
14120 Ballantyne Corporate Place, Suite 350
Charlotte, North Carolina 28277-2890
Ladies and Gentlemen:
     You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of the $.83 1/3 par value Common Stock (the “Common Stock”) of Lance, Inc., a North Carolina corporation (the “Company”), by the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by you with Securities and Exchange Commission in connection with the issuance of 200,000 shares under the Lance, Inc. 2008 Director Stock Plan (the “Plan”).
     We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion. The opinions set forth herein are limited to matters governed by the laws of the state of North Carolina.
     Based on the foregoing, we are of the opinion that the 200,000 shares of the Common Stock covered by the Registration Statement have been duly authorized and will be validly issued, fully paid and nonassessable when such shares are issued and delivered against payment therefore in accordance with the Plan.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Sincerely,
/s/ Kennedy Covington Lobdell & Hickman, L.L.P.
KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.